Exhibit 99.1

Hill International, Inc.	The Equity Group Inc.
John P. Paolin	Devin Sullivan
Vice President of Marketing and Corporate Communications	Senior Vice President
(856) 810-6210	(212) 836-9608
johnpaolin@hillintl.com	dsullivan@equityny.com

FOR IMMEDIATE RELEASE

Hill International Reports Second Quarter and First Half 2011 Financial Results

Marlton, NJ – August 8, 2011 – Hill International (NYSE:HIL), the global leader in managing construction risk, announced today financial results for the second quarter and first half ended June 30, 2011 (see attached tables). Total revenue for the second quarter of 2011 was $126.9 million, an increase of 17.3% from the second quarter of 2010. Consulting fee revenue for the second quarter of 2011 was $103.0 million, an increase of 12.4% from the second quarter of 2010.

Operating profit for the second quarter of 2011 was $824,000, a decrease of 80.6% from the prior year’s quarter. Net loss in the second quarter was ($497,000) or ($0.01) per diluted share based on 38.4 million diluted shares outstanding, versus net earnings of $2.9 million or $0.07 per diluted share based on 40.4 million diluted shares outstanding in the second quarter of 2010.

The company’s total backlog at June 30, 2011 increased to a record $2.297 billion, up from $789 million at March 31, 2011. The significant increase in total backlog was primarily the result of added backlog of $1.5 billion resulting from two contracts signed during the quarter by Hill and its subsidiary HillStone International related to a major housing development in Iraq. Twelve-month backlog at June 30, 2011 was $445 million, up from $303 million at March 31, 2011.

“Despite a small loss, we saw significant improvements in our business during the second quarter due to a substantial increase in our workload plus the results of our cost-cutting efforts,” said Irvin E. Richter, Hill’s Chairman and Chief Executive Officer. “We are confident that this trend will continue into the second half of 2011,” Richter added.

First Half 2011 Results

Total revenue for the first half of 2011 rose to $249.9 million, an increase of 17.5% from the first half of 2010. Consulting fee revenue for the first half of 2011 was $197.2 million, an increase of 7.5% from the first half of 2010.

Operating loss for the first half of 2011 was ($4.5 million) as compared to operating income of $7.0 million in the first half of 2010. Net loss for the first half of 2011 was ($6.1 million) or ($0.16) per diluted share based on 38.3 million diluted shares outstanding, as compared to net earnings of $5.3 million, or $0.13 per diluted share based on 40.6 million diluted shares outstanding in the first half of 2010.

Business Segment Results

In addition to providing consolidated financial results, Hill also reports separate financial results for its two operating segments: the Project Management Group and the Construction Claims Group. Hill’s Project Management Group provides program management, project management, construction management, project management oversight, troubled project turnaround, staff augmentation, estimating and cost management, project labor agreement consulting and management consulting services. Hill’s Construction Claims Group provides claims preparation, analysis and review, litigation support, lender advisory, cost/damages assessment, delay/disruption analysis, contract review and assessment, risk assessment, adjudication and expert witness testimony services.

Project Management Group. Total revenue at Hill’s Project Management Group during the second quarter of 2011 was $97.6 million, an increase of 13.2% from the second quarter of 2010. Consulting fee revenue for the second quarter of 2011 at the Projects Group was $74.2 million, an increase of 5.7% from the second quarter of 2010. Operating profit for the Projects Group for the second quarter of 2011 was $4.0 million, a decrease of 55.5% from the prior year’s quarter.

Total revenue at the Projects Group during the first half of 2011 grew to $195.5 million, up 18.3% from the first half of 2010. Consulting fee revenue for the Projects Group during the first half of 2011 was $144.1 million, an increase of 4.7% from the first half of 2010. Operating profit for the Projects Group for the first half of 2011 was $6.8 million, a decrease of 51.9% from the first half of 2010.

Construction Claims Group. Total revenue at Hill’s Construction Claims Group during the second quarter of 2011 was $29.4 million, an increase of 33.7% over the second quarter of 2010. Consulting fee revenue for the second quarter of 2011 at the Claims Group rose to $28.7 million, an increase of 34.7% from the year earlier quarter. Operating profit for the Claims Group for the second quarter of 2011 was $3.7 million, an increase of 140.9% from the prior year’s quarter.

Total revenue at the Claims Group during the first half of 2011 rose to $54.5 million, an increase of 15.0% over the first half of 2010. Consulting fee revenue for the first half of 2011 rose to $53.1 million, an increase of 15.7% over the first half of 2010. Operating profit for the Claims Group for the first half of 2011 was $2.9 million, a decrease of 48.9% from the first half of 2010.

Conference Call

David L. Richter, Hill’s President and Chief Operating Officer, and John Fanelli III, Hill’s Senior Vice President and Chief Financial Officer, will host a conference call on Tuesday, August 9, 2011, at 11:00 am Eastern Time to discuss the financial results for the period ended June 30, 2011. Interested parties may participate in the call by dialing (877) 423-9820 (Domestic) or (201) 493-6749 (International) approximately 10 minutes before the call is scheduled to begin and ask to be connected to the Hill International conference call. The conference call will also be broadcast live over the Internet. To listen to the live call, please go to the “Investor Relations” section of Hill’s website at www.hillintl.com, and click on “Financial Information,” and then “Conferences and Calls”. Please go to the website at least 15 minutes early to register, download and install any necessary audio software. If you are unable to participate in the live call, the conference call will be archived and can be accessed for approximately 90 days.

About Hill International

Hill International, with 3,100 employees in 100 offices worldwide, provides program management, project management, construction management, and construction claims and consulting services. Engineering News-Record magazine recently ranked Hill as the 8th largest construction management firm in the United States. For more information on Hill, please visit our website at www.hillintl.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and it is our intent that any such statements be protected by the safe harbor created thereby. Except for historical information contained in this press release, the matters set forth herein including, but not limited to, any projections of earnings or other financial items; any statements concerning our plans, strategies and objectives for future operations; and any statements regarding future economic conditions or performance, are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties. Although we believe that the expectations, estimates and assumptions reflected in our forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in any of our forward-looking statements. Important factors that could cause our actual results, performance and achievements, or industry results to differ materially from estimates or projections contained in our forward-looking statements include: modifications and termination of client contracts; control and operational issues pertaining to business activities that we conduct on our own behalf or pursuant to joint ventures with other parties; difficulties we may incur in implementing our acquisition strategy; the need to retain and recruit key technical and management personnel; and unexpected adjustments and cancellations related to our backlog. Additional factors that could cause actual results to differ materially from our forward-looking statements are set forth in the reports we have filed with the Securities and Exchange Commission. We do not intend, and undertake no obligation, to update any forward-looking statement.

(HIL-G)

HILL INTERNATIONAL, INC. AND SUBSIDIARIES

EARNINGS RELEASE TABLES

(In 000’s, Except Per Share Data)

(Unaudited)

Consolidated Statement of Operations

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Consulting fee revenue	$102,951	$91,559	$197,223	$183,495
Reimbursable expenses	23,984	16,633	52,722	29,169

Total revenue	126,935	108,192	249,945	212,664

Cost of services	59,446	52,728	114,787	105,841
Reimbursable expenses	23,984	16,633	52,722	29,169

Total direct expenses	83,430	69,361	167,509	135,010

Gross profit	43,505	38,831	82,436	77,654

Selling, general and administrative expenses	42,838	34,820	87,065	71,765
Equity in earnings of affiliates	(157)	(243)	(160)	(1,064)

Operating profit (loss)	824	4,254	(4,469)	6,953

Interest expense, net	1,464	654	2,458	1,199

(Loss) earnings before income tax	(640)	3,600	(6,927)	5,754
Income tax (benefit) expense	(444)	429	(1,354)	(40)

Consolidated net (loss) earnings	(196)	3,171	(5,573)	5,794

Less: net earnings – noncontrolling interests	301	287	520	453

Net (loss) earnings attributable to Hill International, Inc.	$(497)	$2,884	$(6,093)	$5,341

Basic (loss) earnings per common share – Hill International, Inc.	$(0.01)	$0.07	$(0.16)	$0.13

Basic weighted average common shares outstanding	38,379	39,837	38,328	40,074

Diluted (loss) earnings per common share – Hill International, Inc.	$(0.01)	$0.07	$(0.16)	$0.13

Diluted weighted average common shares outstanding	38,379	40,380	38,328	40,656

Selected Segment Data

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Project Management
Consulting fee revenue	$74,239	$70,235	$144,087	$137,564
Total revenue	$97,567	$86,220	$195,491	$165,312
Gross profit	$27,830	$27,321	$54,069	$51,667
Gross profit as a percent of consulting fee revenue	37.5%	38.9%	37.5%	37.6%
Selling, general and administrative expenses	$23,966	$18,530	$47,450	$38,624
SG&A expenses as a percentage of consulting fee revenue	32.3%	26.4%	32.9%	28.1%
Operating profit before equity in earnings of affiliates	$3,865	$8,791	$6,619	$13,043
Equity in earnings of affilites	$157	$243	$160	$1,064

Operating profit	$4,022	$9,034	$6,779	$14,107
Operating profit as a percent of consulting fee revenue	5.4%	12.9%	4.7%	10.3%

Construction Claims
Consulting fee revenue	$28,712	$21,324	$53,136	$45,931
Total revenue	$29,368	$21,972	$54,454	$47,352
Gross profit	$15,675	$11,510	$28,367	$25,987
Gross profit as a percent of consulting fee revenue	54.6%	54.0%	53.4%	56.6%
Selling, general and administrative expenses	$12,006	9,987	$25,433	$20,243
SG&A expenses as a percentage of consulting fee revenue	41.8%	46.8%	47.9%	44.1%
Operating profit	$3,669	$1,523	$2,934	$5,744
Operating profit as a percent of consulting fee revenue	12.8%	7.1%	5.5%	12.5%

Selected Other Financial Data

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Consulting fee revenue	$102,951	$91,559	$197,223	$183,495
Total revenue	$126,935	$108,192	$249,945	$212,664
Gross profit	$43,505	$38,831	$82,436	$77,654
Gross profit as a percentage of consulting fee revenue	42.3%	42.4%	41.8%	42.3%
Selling, general and administrative expenses (excluding corporate expenses)	$35,971	$28,517	$72,883	$58,867
Selling, general and administrative expenses (excluding corporate expenses) as a percentage of consulting fee revenue	34.9%	31.1%	37.0%	32.1%
Corporate expenses	$6,867	$6,303	$14,182	$12,898
Corporate expenses as a percentage of consulting fee revenue	6.7%	6.9%	7.2%	7.0%
Operating (loss) profit	$824	$4,254	$(4,469)	$6,953
Operating (loss) profit as a percent of consulting fee revenue	0.8%	4.6%	(2.3)%	3.8%
Effective income tax rate	69.4%	11.9%	19.5%	(0.7)%

Selected Balance Sheet Data

	June 30, 2011	December 31, 2010
Cash and cash equivalents	$30,293	$39,406
Accounts receivable, net	$188,027	$180,856
Current assets	$238,846	$237,466
Total assets	$423,520	$370,851
Current liabilities	$190,884	$104,465
Total debt	$96,237	$74,959
Stockholders’ equity:
Hill International, Inc. share of equity	$160,555	$161,091
Noncontrolling interest	$24,318	$7,005

Total equity	$184,873	$168,096

EBITDA Reconciliation

(Unaudited)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the second quarter of 2011 were $4.6 million compared to $6.3 million in the second quarter of 2010. EBITDA is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management believes EBITDA, in addition to operating profit, net income and other GAAP measures, is a useful indicator of Hill’s financial and operating performance and its ability to generate cash flows from operations that are available for taxes and capital expenditures. Investors should recognize that EBITDA might not be comparable to similarly-titled measures of other companies. This measure should be considered in addition to, and not as a substitute for or superior to, any measure of performance prepared in accordance with GAAP. A reconciliation of EBITDA to the most directly comparable GAAP measure in accordance with SEC Regulation S-K follows:

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net (loss) earnings	$(497)	$2,884	$(6,093)	$5,341
Interest expense, net	1,464	654	2,458	1,199
Income tax benefit	(444)	429	(1,354)	(40)
Depreciation and amortization	4,033	2,348	7,135	4,542

EBITDA	$4,556	$6,315	$2,146	$11,042